EXHIBIT 99.1

Press Release	Source: The GEO Group, Inc.
The GEO Group, Inc. Announces Discontinuation of its
Michigan Youth Correctional Facility Operations Contract
Friday September 30, 4:57 pm ET
BOCA RATON, Fla., Sept. 30 /PRNewswire-FirstCall/ — The GEO Group, Inc. (NYSE: GGI — News; “GEO”) was informed today that the Governor of the State of Michigan announced her decision to close GEO’s 480-bed Michigan Youth Correctional Facility (the “Facility”). The Michigan Department of Corrections will transfer the youthful offenders currently housed at the Facility to other prisons in the state of Michigan beginning next week. GEO and the state have agreed that the Facility’s operations will remain funded through October 14, 2005, when all inmates will have been transferred from the Facility.
George C. Zoley, Chairman and Chief Executive Officer of GEO, said, “On behalf of our employees and the entire Lake County community, we are deeply disappointed in the Governor’s decision. We believe that this is the wrong decision for the state of Michigan, the Lake County and Baldwin community, the local schools, and the dedicated employees and their families who are economically dependent on this critically needed facility. The decision by Michigan’s Governor to close this Facility runs contrary to what other states have recognized with respect to the important contributions that private corrections make to a state’s correctional system, as evidenced by our recent awards in the States of Florida and Indiana.”
As a result of the discontinuation of the Facility’s operations and a likely dispute with respect to the continuation of the Facility lease, GEO is adjusting its guidance for the fourth quarter of 2005 and the full year of 2006, including the impact of the proposed acquisition of Correctional Services Corporation, as follows: fourth quarter 2005 revenue range: $167 million to $174 million; fourth quarter 2005 earnings per share range: $0.31 to $0.34; 2006 revenue range: $725 million to $745 million; 2006 earnings per share range: $1.70 to $1.80. GEO is in the process of determining whether an impairment charge related to the closing of the Michigan Youth Correctional Facility is required and, if so, the appropriate timing of that charge.
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional and detention management, health and mental health, and other diversified services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and Canada with contracts and awards to manage 42 facilities with a total design capacity of approximately 40,000 beds.
This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (2) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (3) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (4) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (5) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (6) GEO’s ability to obtain future financing on acceptable terms; (7) GEO’s ability to sustain company- wide occupancy rates at its facilities; and (8) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
Source: The GEO Group, Inc.